99¢ Only Stores® Announces Preliminary Results for Fourth Quarter of Fiscal 2007 and Expects to File Its Form 10-K for the Fiscal Year Ended March 31, 2007 by June 29, 2007

CITY OF COMMERCE, California--(BUSINESS WIRE)—June 18, 2007 - 99¢ Only Stores® (NYSE:NDN) (the "Company") has announced preliminary results for the fourth quarter of fiscal 2007, which ended March 31, 2007, and announced that it expects to file its Annual Report on Form 10-K for fiscal 2007 by June 29, 2007.

Based on preliminary results, the Company anticipates a net loss for the quarter ended March 31, 2007 of approximately $0.01 per share compared to a net loss of $0.02 per share for the quarter ended March 31, 2006. The Company also expects net income for the fiscal year ended March 31, 2007 to be approximately $0.14 per share compared to net income of $0.16 per share for the fiscal year ended March 31, 2006. As previously reported, for the quarter ended March 31, 2007, net sales increased 9.4% to $277.9 million compared to $254.1 million for the same quarter last year, and same-store-sales for the fourth quarter ended March 31, 2007 increased 2.9% versus the same quarter last year.   For the fiscal year ended March 31, 2007, net sales were $1,104.7 million, up 7.9% over sales of $1,023.6 million for the fiscal year ended March 31, 2006.

The slight improvement in the fiscal 2007 fourth quarter net loss compared to the fiscal 2006 fourth quarter net loss is primarily due to higher overall gross profit driven by lower product cost, reduction in excess and obsolete inventory, and improvement in the overall rate of shrink and scrap.  The Company also reduced consulting expenses and corporate temporary labor expense.  The increases in income were partially offset by higher labor costs incurred in the fourth quarter of fiscal 2007 primarily due to increases in the California and Arizona minimum wage, increased operating expenses for stock option compensation expense now required under the new accounting standard of SFAS 123R, and increased transportation costs.  Remaining changes are anticipated to be made up of smaller increases and decreases in other items.

The Company has not filed its Annual Report on Form 10-K for fiscal 2007 within the prescribed time period.  The principal reasons for the delay relate to the resources devoted by the Company to filing its Annual Report on Form 10-K for the fiscal year ended March 31, 2006, which was filed on April 2, 2007, and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, which were filed on April 26, 2007, May 2, 2007 and May 16, 2007, respectively.  This has delayed the Company’s completion of its financial statements for fiscal 2007. The Company anticipates that remaining procedures can be completed within the next two weeks, and plans to announce the filing date prior to the filing, as well as the date, time and number for an investor conference call that will follow the filing.

Eric Schiffer, CEO of the Company, said, " While we are disappointed that our fiscal 2007 earnings fell short of our prior year’s earnings, we do want to note that there has been a slight improvement in each of the last two quarters.  Our comparable store sales have further strengthened in the current June quarter, and we continue to focus on improving the fundamental metrics of our business that drive profitable expansion.  While developing cost effective management systems is taking longer than we expected, we have made real progress with seven consecutive quarters of increasing comparable store sales.  We have also seen progress in reduced shrink and improved gross margin, and we are focusing now on cost effectively getting the right product to the shelf at the right time by improving merchandise flow and enhancing productivity.  Reducing SG&A as a percentage of sales has been and continues to be a key goal for us in fiscal 2008.  We are also moving forward on short and long term projects to automate and reduce the costs of administration and Sarbanes-Oxley compliance, improve inventory management, and ultimately increase earnings per share.

“We look forward to discussing the results of our fiscal 2007 operations, including additional details of our progress and plans, during our next conference call which will be held shortly after we complete our Form 10-K filing for fiscal 2007.”

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 251 deep-discount retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division called Bargain Wholesale. The Company’s next two 99¢ Only Stores are scheduled to open in San Antonio, Texas on June 21st and in Southern California on June 28th. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is ever over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to trends affecting the financial condition or results of operations of the Company, the anticipated results for the fourth quarter and year ended March 31, 2007, and the timing of filing of the Company’s Form 10-K for fiscal 2007. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on www.99only.com.

Contact: 99¢ Only Stores®, City of Commerce, California, Rob Kautz, CFO 323-881-1293